EXHIBIT 10.2

TERMS OF EMPLOYMENT AGREEMENT

This TERMS OF EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of March 1, 2012, and is entered into by and among Lithia Motors, Inc., an Oregon corporation (the “Employer”), and Brad Gray (the “Executive”).

NOW, THEREFORE, the Employer and Executive agree as follows:

1.           Terms of Employment.  Employer, either directly or through one of its wholly owned subsidiaries, employs Executive and Executive accepts that employment on the terms and conditions contained in this Agreement.  The employment of Executive by Employer is “At Will” and Executive’s employment may be terminated at any time for any lawful reason or for no reason at all.

2.           Executive’s Continued Employment through February 28, 2014.  Employer and Executive agree that Employer wishes Executive to remain employed with Employer through at least February 28, 2014 (the “Change in Service Date”); therefore, as an inducement to continued employment through the Change in Service Date, Employer agrees to give Executive the compensation set forth on Exhibit A (hereinafter, the “Benefit”), but only in the following amounts and under the following circumstances:

•
If Executive remains employed with Employer in his current role through the Change in Service Date, then Executive will be entitled to “Compensation Package 1” under Exhibit A in addition to all other compensation received.

•
If Employer terminates Executive’s employment without Cause (defined below) anytime on or before the Change in Service Date, then Executive will be entitled to “Compensation Package 2” under Exhibit A in addition to all other compensation received.

•
If Executive resigns with Good Reason (defined below) anytime on or before the Change in Service Date, then Executive will be entitled to “Compensation Package 2” under Exhibit A in addition to all other compensation received.

•
For the avoidance of doubt, Executive may not receive Compensation Package 1 and Compensation Package 2; Executive shall receive one or the other or none, depending on the specific criteria as set forth in this Agreement.

If, however, Executive resigns without Good Reason anytime before the Change in Service Date, and/or Employer terminates Executive with Cause before the Change in Service Date, then Executive shall not receive the Benefit, and shall only receive the compensation due and earned through the date of such termination.  Executive Receipt of the Benefit is further conditioned on Executive not being in violation of any material term of this Agreement.

Executive may, anytime before February 28, 2014, with written notice to Employer, extend the Change in Service Date to August 31, 2014.

“Cause” for termination of employment means any one or more of the following: (i) willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of Executive’s duties, as determined by the board of directors of Employer;  (ii) conviction of a crime in connection with Executive’s duties, or of any felony; (iii) conduct significantly harmful to Employer, as reasonably determined by the Boards of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Employer; (iv) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Boards of Directors (provided such directive is lawful); or (v) failure to faithfully or diligently perform any of the duties of Executive’s employment which are specified in this Agreement, articulated by the Boards of Directors, or are usual and customary duties of Executive’s employment, if Executive has not corrected the problem or formulated a plan for its correction with the Board (if such failure is not susceptible to immediate correction) within thirty (30) days after notice to Executive.

“Good Reason” for Executive’s resignation means (i) any one or more of the following occurs without Executive’s consent: (A) a material diminution of Executive’s base compensation (unless consistent with an across the board pay reduction for all senior management and not in excess of 20%); (B) a material change in the geographic location at which Executive must perform services for the Employer; (C) a material diminution in the Executive’s authority, duties or responsibilities, or (D) any other action or inaction by Employer that constitutes a material breach of this Agreement; (ii) Executive provides notice to Employer of the existence of the condition within 90 days of the initial existence of the condition; (iii) Employer has 30 days following receipt of such notice to remedy the condition and fails to do so; and (iv) Executive resigns within twelve months of such event occurring.

3.           After the Change in Service Date.  Employer and Executive agree that, if Executive remains employed with Employer past the Change in Service Date, Executive’s compensation will be reduced, and Executive will have a different role and title with Employer.  Notwithstanding the foregoing, neither party has made any commitment to the other for Executive to remain employed with Employer past the Change in Service Date; however, Employer and Executive agree that they may discuss new and/or different terms of employment for any date after the Change in Service Date.

4.           “Excess Parachute Payment” Restrictions; Limitation on Benefit.  If the benefits under Section 2, either alone or together with other payments or compensation benefits to which Executive is entitled to receive from Employer, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), these benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code.  If any Benefit exceeds the amount that might be paid without invoking Section 280G, the Executive is given the right to decide which particular benefits will be reduced in order to comply with this section.  The determination of the amount of reduction in the benefits required pursuant to the foregoing provisions, shall be made by mutual agreement of Employer and Executive or if no agreement is possible, by Employer’s accountants.

5.           409A.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “Change in Service Date” with the Employer, he or she is a “specified employee” as such terms are defined in Section 409A of the Internal Revenue Code and regulations promulgated thereunder, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute “deferred compensation” subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of: (a) the date that is six (6) months following Executive’s termination of employment with the Employer, or (b) the Executive’s death, unless the payment or distribution is exempt from the application of Section 409A.

6.           Restrictive Covenants.

(a)           No Disparagement.  Executive shall not take any action or make any statement that disparages Employer, its operation, business, or reputation, or any of its officers or directors, or their reputation, and shall not encourage or induce any third parties to disparage such persons (“Disparaging Acts”) for a period of three (3) years following the Change in Service Date.  “Disparaging Acts” means any statement, communication or publication, oral or written, regardless of whether such statement, communication or publication is true, made about such persons or their reputation, that is vilifying and/or derogatory in nature and that reasonably would be expected to result in a negative perception of such person, or that otherwise may have a material adverse effect on such person or their reputation.

(b)           Injunctive Relief.  Executive acknowledges that it may be impossible to measure in money the damages that will accrue to Employer if Executive fails to observe the covenants in this Section 5 (the “Restrictive Covenants”); therefore, in addition to any action at law for damages, the Restrictive Covenants may be enforced by an injunction to prohibit the restricted activity.  Executive hereby waives the claim or defense that an adequate remedy at law is available to Employer.  Nothing set forth herein shall prohibit Employer from pursuing all remedies available to it.

(c)           Reasonableness.  The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, is reasonable both as to time and as to area.  The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of Employer’s business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure Employer’s business and goodwill; and (iii) that the degree of injury to the public due to the loss of the service and skill of Executive or the restrictions placed upon Executive’s opportunity to make a living with Executive’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints.  The parties agree that if any portion of the Restrictive Covenants is adjudged unreasonably broad, then the parties authorize said court or arbitrator to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce the same.

(d)           Creative Work.  Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during employment with Employer, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Employer.  Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

(e)           Survival.  This Section 5 shall survive the termination of this Agreement.

7.           Dispute Resolution.  In the event a dispute arises pursuant to this Agreement, the parties agree to resolve all disputes by submitting such dispute to binding arbitration as set forth below.  The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

Any and all disputes, claims, or controversies between the parties (“parties” specifically including, but not being limited to, any assignee of a party) arising out of or relating to this Agreement that are not otherwise resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq.  The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

Any party may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties.  The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed.  The parties to the dispute, claim, or controversy will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings.  The costs and fees of JAMS and of the arbitrator shall be borne equally by the parties to the dispute, claim, or controversy.  The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon.  The prevailing party or parties shall be entitled to an award of its reasonable attorney fees and costs through every stage of the proceeding and in obtaining and enforcing any judgment.  The arbitrator shall have sole discretion to determine which is the prevailing party or parties and the amount of reasonable attorney fees and costs.

8.           Notices.  Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Employer or to Executive at their last known addresses.

9.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

10.           Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.           Severability.  If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.  If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

12.           Entire Agreement.  This Agreement represents the entire employment agreement between the parties regarding the subject matter hereof and together with Employer’s employee handbook and Code of Business Conduct, governs the terms of Executive’s employment.  Where there is a conflict between this Agreement and the employee handbook or code, the terms of this Agreement shall govern.  This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof.  This Agreement does not supersede any incentive compensation agreement (including stock option or restricted share grant agreements) entered into separately by the parties to this Agreement, except as the same may be impacted by the provisions of Sections 3 or 4.

13.           Assignment.  Executive shall not assign or transfer any of Executive’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of their duties under the terms of this Agreement.  Upon Executive’s death, Executive’s rights under this agreement shall inure to Executive’s heirs, executors, administrators or assigns.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer, regardless of the manner in which the successors or assigns succeed to the interests or assets of Employer.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer, by any merger, consolidation or acquisition where Employer is not the surviving corporation, by any transfer of all or substantially all of Employer’s assets or by any other change in Employer’s structure or the manner in which Employer’s business or assets are held.  Executive’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events.  In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

14.           Survival.  If any benefits provided to Executive under this Agreement are still owed or claims under the Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full.  The Restrictive Covenants and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Executive may have against Employer.

15.           Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BE REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

EXECUTIVE:                                                                                     LITHIA MOTORS, INC.

/s/Brad Gray	/s/ Bryan DeBoer
Brad Gray	Bryan DeBoer

EXHIBIT A

Compensation Package 1 (If Executive remains employed with Employer through the Change in Service Date)

•	All Outstanding Stock Options will vest as currently scheduled.
•	All Outstanding Long term deferred compensation will vest as of the day after the Change in Service Date.
•	Executive will forfeit all outstanding RSU grants; however, Executive will receive the value of such grants in a lump sum payment to be paid out at or around the day after the Change in Service Date.

Compensation Package 2 (If Executive is terminated without Cause and/or if Executive resigns with Good reason before the Change in Service Date)

•	Remainder of Base compensation that would have been earned through the Change in Service Date.
•
Variable compensation will be calculated pro-rata through the date of termination, and such variable compensation amount will be paid out (if any is paid out) on the day Lithia pays out such compensation to other executives.

•	Long term care insurance premiums paid through the Change in Service Date.
•	Remainder of Auto allowance to continue through the Change in Service Date.
•	All Outstanding Stock Options will vest as of the date of termination.
•
All Outstanding Long term deferred compensation will vest as of March 1, 2014 (if such termination or resignation occurs before March 1, 2014); or the day after such termination or resignation (if such termination or resignation occurs after March 1, 2014, but before August 31, 2014).

•
Executive will forfeit all outstanding RSU grants; however, Executive will receive the value of such grants in a lump sum payment to be paid out at or around March 1, 2014 (if such termination or resignation occurs before March 1, 2014); or the day after such termination or resignation (if such termination or resignation occurs after March 1, 2014, but before August 31, 2014).